EXHIBIT 4.1






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            AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                   of

                            LOEHMANN'S, INC.

            Loehmann's, Inc., a corporation organized under the laws of Delaware on October 7, 1980 (under the name LH Holdings Inc.), hereby amends, restates and duly adopts in accordance with Section 245 of the General Corporation Law of the State of Delaware, its Certificate of Incorporation currently in effect as follows:

            FIRST: NAME. The name of the corporation is LOEHMANN'S, INC. (the "Corporation").

            SECOND: ADDRESS; REGISTERED AGENT. The address of the Corporation's registered office is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware; and its registered agent at such address is The Corporation Trust Company.

            THIRD: PURPOSES. The purpose of the Corporation is to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

            FOURTH: NUMBER OF SHARES. The total number of shares of stock that the Corporation shall have authority to issue is 30,469,237 shares of stock, which shares consist of 25,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), 469,237 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), and 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").




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            Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

            The designation, relative rights, preferences and limitations of the shares of the Common Stock and Class B Common Stock are provided in paragraphs FIFTH and FOURTEENTH below, respectively.

            FIFTH: COMMON STOCK. The rights, preferences and limitations of the shares of Common Stock are as follows:

            1. VOTING RIGHTS. Each share of Common Stock shall have one vote, and, except as otherwise provided in respect of the Class B Common Stock, the Preferred Stock and any other class or series of stock now or hereafter provided for, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.

            2. DIVIDENDS. Subject to the provisions of law and any preferences of the Preferred Stock and any other class or series of stock now or hereafter provided for, each outstanding share of Common Stock shall be entitled to share ratably with each outstanding share of Class B Common Stock in such dividends on the common equity securities of the Corporation as may be paid at such time and in such amounts as the Board of Directors of the Corporation may from time to time determine; PROVIDED, HOWEVER, that no dividend need be declared on the Class B




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Common Stock in the event of a dividend on the Common Stock payable solely in shares of the capital stock of the Corporation.

            3. LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of the Preferred Stock and any other class or series of stock now or hereafter provided for having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled, together with the holders of the Class B Common Stock and any other class or series of stock now or hereafter provided for not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining assets of the Corporation.

            SIXTH: PREFERRED STOCK. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, preferences and rights and qualifications, limitations or restrictions thereof, and such distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each series of shares of Preferred Stock (a) may have such voting rights or powers, full or




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limited, or may be without voting rights or powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series of Preferred Stock may be made dependent upon facts




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ascertainable outside of the resolution or resolutions providing for the issue of such Preferred Stock adopted by the Board pursuant to the authority vested in it by this Paragraph SIXTH, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of Preferred Stock is clearly and expressly set forth in the resolution or resolutions providing for the issue of such Preferred Stock. The term "facts" as used in the next preceding sentence shall have the meaning given to it in section 151(a) of the General Corporation Law. Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be reissued as a part of the series of which they were originally a part or as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

            SEVENTH: ELECTION OF DIRECTORS. Members of the Board of Directors may be elected either by written ballot or by voice vote.

            EIGHTH: COMPROMISE, ARRANGEMENT OR REORGANIZATION. Whenever a compromise or arrangement is proposed between




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this Corporation and its creditors or any class of them and/or between this
Corporation and its stockholders or any class of them, any court of equitable jurisdic tion within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

            NINTH: LIMITATION OF LIABILITY. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders,




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(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law or (d) for any transaction from which the director derived any improper personal benefits. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

            Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

            TENTH: INDEMNIFICATION. To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or is or was serving in any capacity at the request of the Corporation for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees




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and disbursements). Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Article TENTH. Any director or officer of the Corporation serving in any capacity (i) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or
(ii) any employee benefit plan of the Corporation or any corporation referred to in clause (i) shall be deemed to be doing so at the request of the Corporation.

            The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; PROVIDED, HOWEVER, that, if required by the Delaware General Corporation Law, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.




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            The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article TENTH shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the By-laws of the Corporation (the "By-laws"), any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

            The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article TENTH shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

            The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article TENTH, the By-laws or under Section 145 of the Delaware General Corporation Law or any other provision of law.




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            The provisions of this Article TENTH shall be a contract between the
Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Article TENTH is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be legally bound. No repeal or modification of this Article TENTH affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

            The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article TENTH shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so




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entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

            Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Article TENTH may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; PROVIDED, HOWEVER, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

            ELEVENTH: This Article is inserted for the management of the business and for the conduct of the affairs of the Corporation and it is expressly provided that it is intended to be in furtherance of and not in limitation or exclusion of the powers conferred by applicable law.

            1. NUMBER, ELECTION, AND TERMS OF OFFICE OF BOARD OF DIRECTORS. The business of the Corporation shall be managed by a Board of Directors consisting




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of not less than six or more than 15 persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by resolution adopted by a majority of the entire Board of Directors that would be in office, if no vacancy existed, whether or not present at a meeting. The directors shall be divided into three classes, each such class to consist as nearly as practicable of one-third of the members of the Board of Directors. Directors elected to succeed those whose terms expire shall be elected for a term of office which expires at the third succeeding annual meeting of stockholders after their election.

            2. TENURE. Notwithstanding any provisions to the contrary contained herein, each director shall hold office until his successor is elected and qualified, or until his earlier death, resignation or removal.

            3. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors, or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the remaining directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires or, in each case, until their respective successors are duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any




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incumbent director. When any director shall give notice of resignation effective at a future date, the Board of Directors may fill such vacancy to take effect when such resignation shall become effective.

            4. REMOVAL OF DIRECTORS. Any one or more or all of the directors may be removed, at any time, but only for cause by the vote at a meeting of the holders of at least a majority in voting power of the then issued and outstanding shares of capital stock of the Corporation.

            TWELFTH: STOCKHOLDER ACTION; SPECIAL MEETINGS OF STOCKHOLDERS. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing of such holders. At any annual meeting or special meeting of stockholders of the Corporation, only such business shall be conducted as shall have been brought before such meeting in the manner provided by the By-laws of the Corporation. Special meetings of stockholders for any purpose may be called at any time by the Board of Directors, the Chairman of the Board or the President. Special meetings shall be held at such place or places within or without the State of Delaware as shall from time to time be designated by the Board of Directors and stated in the notice of such meeting.

            THIRTEENTH: AMENDMENT OF BY-LAWS. The Board of Directors may from time to time make, alter or repeal the By-laws by a vote of a majority of the entire Board of Directors that would be in office if no vacancy existed, whether or not present at a meeting; PROVIDED, HOWEVER, that any By-laws




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made, amended or repealed by the Board of Directors may be amended or repealed, and any By-laws may be made, by the stockholders of the Corporation by vote of a majority of the holders of shares of stock of the Corporation entitled to vote in the election of directors of the Corporation.

            FOURTEENTH: CLASS B COMMON STOCK. The rights, preferences and limitations of the shares of Class B Common Stock are as follows:

            1. DEFINITIONS. As used in this Article FOURTEENTH, the following terms shall have the following meanings:

            AFFILIATE of any specified Person means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," when used with respect to any specific Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            CURRENT MARKET VALUE has the meaning set forth in this Article FOURTEENTH, subparagraph 9(c).

            DETERMINATION DATE means February 1, 1994.

            DISPOSITION means any sale, transfer or other disposition (other than pursuant to an Initial Pubic Offering) of Common Stock (or securities convertible into, or exchangeable for, Common Stock or rights to acquire Common Stock or such securities) by one or more members of the Sefinco and Sprout Group if, as a




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consequence of such sale, transfer or other disposition, the Sefinco and Sprout
Group no longer beneficially owns, directly or indirectly, in the aggregate a number of shares of Common Stock equal to at least 60% of the total number of outstanding shares of Common Stock of Loehmann's Holdings, Inc., a Maryland corporation ("Holdings-Maryland") (after giving effect to the 1.19-for-1 stock split of Holdings-Maryland Common Stock approved by the stockholders of Holdings-Maryland on January 19, 1989 and any subsequent stock splits) beneficially owned, directly or indirectly, by the Sefinco and Sprout Group as of September 19, 1988.

            EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

            HOLDER means any holder from time to time of the Class B Common Stock and, unless otherwise provided or indicated herein, any holder from time to time of the Underlying Common Stock.

            INDEPENDENT FINANCIAL EXPERT means a nationally recognized investment banking firm, ranking among the top ten lead managers (as determined by the Securities Industry Association, Inc. or a similar securities information data company) for primary common stock offerings in the year prior to the year in which it is called upon to give independent financial advice to the Corporation as described herein and that does not (and whose directors, officers, employees and Affiliates do not) have a direct or indirect financial interest in the Corporation or any of its Affiliates, that has not been and, at the time it is called upon to give independent financial advice to the Corporation, is not (and none of whose directors, officers, employees or Affiliates is) a promoter, director or officer of the Corporation or any of its Affiliates or an under-


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writer or placement agent with respect to any of the securities of the
Corporation or any of its Affiliates, and that does not provide any advice or opinions to the Corporation or any of its Affiliates, except as an Independent Financial Expert.

            INITIAL PUBLIC OFFERING means the initial offering, whether primary or secondary, of the Corporation's Common Stock (or securities convertible into, or exchangeable for, Common Stock or rights to acquire Common Stock or such securities) that is underwritten on a firmly committed basis and is registered with the SEC under the Securities Act; PROVIDED, HOWEVER, that "Initial Public Offering" shall not be deemed to include (i) the initial offering by Holdings-Maryland in 1989 of 2,100,000 shares of its Class B Common Stock or
(ii) a transaction in which a registration statement is filed by the Corporation on Form S-4 or any successor form thereto relating to a transaction that, if consummated, would constitute a Surviving Combination.

            NON-SURVIVING COMBINATION means any merger, consolidation or other business combination by the Corporation with one or more Persons (other than a wholly owned subsidiary of the Corporation) in which the other Person is the survivor, or a sale of all or substantially all of the assets of the Corporation to one or more such other Persons, if, in connection with any of the foregoing, consideration (other than common equity securities of the Corporation) is distributed to Holders of Common Stock in exchange for all or substantially all of their equity interests in the Corporation.




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            PERSON means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            REPURCHASE OFFER means the Corporation's offer to repurchase Class B Common Stock and Underlying Common Stock at the applicable Repurchase Price in accordance with this Article FOURTEENTH.

            REPURCHASE PRICE has the meaning set forth in this Article FOURTEENTH, subparagraph 8.4(a).

            SEC means the Securities and Exchange Commission.

            SECURITIES ACT means the Securities Act of 1933, as amended.

            SEFINCO AND SPROUT GROUP means Sefinco Ltd., Sprout Capital V, Sprout Growth, L.P. Sprout Growth, Ltd., DLJ Venture Capital Fund II, L.P., Donaldson, Lufkin & Jenrette, Inc. and any wholly owned subsidiary of Donaldson, Lufkin & Jenrette, Inc.

            SURVIVING COMBINATION means any merger, consolidation or other business combination by the Corporation with one or more Persons in which the Corporation is the survivor or a purchase of assets by the Corporation from one or more other Persons that, in any such case, if, as a result of any of the foregoing, a class of the Corporation's common equity securities becomes subject to registration under the Exchange Act.

            TRANSFER AGENT means the agent for the registration of transfer of shares of Class B Common Stock.




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            TRIGGERING EVENT means any of the following: (i) the date 180 days after the effective date of a registration statement relating to the Corporation's Initial Public Offering, (ii) the closing of a Disposition or
(iii) the closing of a Surviving Combination.

            UNDERLYING COMMON STOCK means the shares of Common Stock issuable or issued upon conversion of the Class B Common Stock.

            VALUATION DATE has the meaning set forth in this Article FOURTEENTH, subparagraph 8.4(e).

            2. DIVIDENDS. Subject to the provisions of law and any preferences of the Preferred Stock and any other class or series of stock now or hereafter provided for, each outstanding share of Class B Common Stock shall be entitled to share ratably with each outstanding share of Common Stock in such dividends on the common equity securities of the Corporation as may be paid at such time and in such amounts as the Board of Directors of the Corporation may from time to time deter mine; PROVIDED, HOWEVER, that no dividend need be declared on the Class B Common Stock in the event of a dividend on the Common Stock payable solely in shares of the capital stock of the Corporation.

            3. LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Holders of Class B Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of the Preferred Stock and any other class or series of stock now or hereafter




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provided for having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled, together with the holders of Common Stock and any other class or series of stock now or hereafter provided for not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining assets of the Corporation.

            4. VOTING RIGHTS. Except as otherwise required by law, no share of Class B Common Stock shall be entitled to any vote on any matter submitted to a vote of stockholders, except that in the event of a proposal to increase the number of authorized shares of Class B Common Stock, any such proposal must be approved by the affirmative vote of two-thirds of all the shares of the Common Stock and two-thirds of all the shares of the Class B Common Stock, each class voting separately as a single class.

            5. CONVERSION. (a) Each share of Class B Common Stock may be converted into one fully paid and non-assessable share of Common Stock at any time and from time to time (i) on or after the Determination Date, (ii) on or after the occurrence of any of the Triggering Events, (iii) in connection with the Initial Public Offering (which shall be deemed to occur on the effective date of the registration statement relating to the Initial Public Offering), but only to the extent that shares of Underlying Common Stock issued upon conversion of the Class B Common Stock are included in such registration statement and (iv) at any time after the filing of a voluntary or involuntary petition in a bankruptcy, insolvency or similar proceeding that remains pending at the time of conversion, or the approval by the stockholders of




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the dissolution, liquidation or winding up of the Corporation; PROVIDED,
HOWEVER, that in the event of the filing of an involuntary petition in a bankruptcy, insolvency or similar proceeding, such proceeding shall not have been stayed or dismissed within 30 days from the date of institution thereof; PROVIDED FURTHER that in any case referred to in clauses (i) through (iv) above, if the Class B Common Stock is convertible prior to an Initial Public Offering, the Class B Common Stock will cease to be convertible from the date the Board of Directors determines to proceed with the Initial Public Offering until 180 days after the closing of the Initial Public Offering, except to the extent that the holder's Underlying Common Stock is included in the Initial Public Offering.

                  (b) In order to convert Class B Common Stock into Common Stock, the Holder of shares of Class B Common Stock shall (i) surrender during normal business hours at the principal office of the Corporation or at the office of the Transfer Agent (or, in the absence of a Transfer Agent other than the Corporation, at such other office as the Board of Directors of the Corporation may designate) the certificate representing the shares of Class B Common Stock to be converted, duly assigned to the Corporation or endorsed in blank, with signatures guaranteed by a commercial bank or stock brokerage firm and (ii) deliver written notice to the Corporation at such office that the Holder elects to convert such shares.

                  (c) As promptly as practicable after the surrender for conversion of a certificate representing shares of Class B Common Stock in the manner provided in subparagraph (b) above and the payment in cash of any amount




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required by the provisions of subparagraph (f) below, the Corporation will deliver or cause to be delivered at the office of the Corporation or at the office of the Transfer Agent (or, in the absence of a Transfer Agent other than the Corporation, at such other office as the Board of Directors of the Corporation may designate) to or upon the written order of the Holder of such certificate, in such name or names as such Holder may direct, a certificate or certificates representing the number of full shares of Common Stock issuable upon such conversion. Such certificate or certificates (and any certificate or certificates issued in exchange therefor or upon registration of transfer thereof) shall be identified as having been issued upon the conversion of Class B Common Stock. The conversion of any shares of Class B Stock shall be deemed to have been made immediately prior to the close of business on the day of the surrender of the certificate representing such shares of Class B Common Stock and all rights of the Holder of such shares shall cease at such time and the Person or Persons in whose name or names the certificate or certificates representing the shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time; PROVIDED, HOWEVER, that any such surrender and payment on any date when the stock transfer books of the Corporation shall be closed shall constitute the Person or Persons in whose name or names the certificate or certificates representing shares of Common Stock are to be issued as the record Holder or Holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are open.

                  (d) No adjustments in respect of dividends or other distributions shall be made upon the conversion of any shares of Class B Common Stock; PROVIDED, HOWEVER, that if such shares shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, the registered Holder of such shares at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such shares on the date set for payment of such dividend or other distribution notwithstanding the conversion thereof.

                  (e) The Corporation will at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Common Stock, such number of shares of Class B Common Stock as shall be issuable upon the conversion of all outstanding shares of Class B Common Stock; PROVIDED, HOWEVER, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of shares of Common Stock that have been acquired by the Corporation and constitute treasury shares.

                  (f) The issuance of certificates for shares of Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the registered Holder of the shares of Class B Common Stock converted, the Person or Persons requesting the issuance thereof shall pay to the Corporation the amount of any tax payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

                  (g) No fractional shares of Common Stock shall be issued upon conversion of shares of Class B Common Stock. In lieu of fractional shares, the Corporation shall pay an amount in cash calculated by it to be equal to the then Current Market Value per share of Common Stock multiplied by the fraction of a share of Common Stock that would otherwise be issuable, computed to the nearest whole cent.

            6. RIGHTS OF HOLDERS UPON OCCURRENCE OF CERTAIN EVENTS.

                  6.1 DISPOSITION. (a) In the case of any proposed sale, transfer or other disposition of securities to any Person (the "Purchaser") that would constitute a Disposition if closed, the Corporation shall give written notice thereof to the Holders promptly after an agreement or an agreement in principle is reached with respect to the Disposition but in no event less than 20 business days prior to the Closing thereof or, if the Corporation is not a party to the Disposition, the Corporation shall give such notice as soon as practicable after it receives notice of the Disposition. Such notice shall be accompanied by an offer by the Corporation, to the extent of funds legally available therefor, or by the Purchaser to purchase for the consideration and at the purchase prices specified in the notice on or prior to the date specified in the notice (the "Purchase Date") all outstanding shares of Class B Common Stock and Underlying Common Stock properly tendered.

                        (b) Each Holder may, but shall not be obligated to, accept such offer, by tendering to the Person specified in such notice, on or prior to the Purchase Date, the certificates for shares of Class B Common Stock and Underlying Common Stock it desires to have purchased in such Disposition.

                        (c) This Article FOURTEENTH, subparagraph 6.1 shall not be applicable to any Disposition that is closed after the completion of the Corporation's Initial Public Offering.

                        (d) The Purchase Date for a Disposition shall be the later of (i) the closing of the Disposition, (ii) 20 business days after delivery of the Corporation's notice or (iii) such later time as may be necessary to comply with all applicable provisions of federal and state securities laws including, if applicable, federal and state laws regulating tender offers.

                        (e) The purchase price for each share of Class B Common Stock or Underlying Common Stock tendered shall be an amount equal to the shares of stock or other securities or other property (including any cash) that the Holder would have received if such Holder (i) in the event Class B Common Stock is tendered, had converted such shares of Class B Common Stock immediately prior to such Disposition, (ii) had been a seller or transferor in such Disposition and (iii) had received the maximum consideration to be received per share of Common Stock by any other seller or transferor in such Disposition.

                        (f) The Corporation represents that it will not become a party to any transaction that would constitute a Disposition if closed, unless either (i) the Purchaser agrees to make an offer to purchase all outstanding Class B Common Stock and Underlying Common Stock properly tendered as contemplated by this Article FOURTEENTH, subparagraph 6.1 or (ii) the Corporation has cash on hand or available to purchase all of the outstanding Class B Common Stock and Underlying Common Stock and such purchase by the Corporation would not result in any violation of its charter or by-laws and would not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Corporation under (A) any indenture, mortgage, loan agreement or other agreement or instrument or (B) any applicable law, rule or regulation.

                        (g) In the event of a Disposition (whether or not in violation of subparagraph 6.1(f)) where the Purchaser fails to purchase Class B Common Stock and Underlying Common Stock as contemplated by this Article FOURTEENTH, subparagraph 6.1 and the Corporation is prohibited under any of its indentures, mortgages, loan agreements or other agreements or instruments or by any applicable law, rule or regulation from effecting a purchase of all outstanding Class B Common Stock and Underlying Common Stock, as contemplated by this Article FOURTEENTH, subparagraph 6.1, then the Corporation shall have a continuing obligation until February 1, 1999 to make such offer to purchase all outstanding Class B Common Stock and Underlying Common Stock as soon as all limitations upon its ability to make such purchase shall be removed. In such event, the date the Corporation is able to make such purchase shall be deemed to be the closing of the

Disposition for purposes of this Article FOURTEENTH, subparagraph 6.1. The remedies afforded the Holders by this subparagraph (g) shall not be deemed to be exclusive of other remedies that may be available to them.

                  6.2 OTHER EVENTS. The Corporation shall notify each Holder of Class B Common Stock of the closing of a Surviving Combination as soon as practicable thereafter. No Holder shall have any rights with respect to any Surviving Combination that is closed after the completion of the Corporation's Initial Public Offering.

            7. NON-SURVIVING COMBINATIONS. In the event of a Non-Surviving Combination, each share of Class B Common Stock shall receive the same consideration it would have received if it had been converted into Common Stock immediately prior to such event.

            8.    REPURCHASE OFFERS.

                  8.1 GENERALLY. (a) In the event of a Non-Surviving Combination, Disposition or Initial Public Offering shall have closed prior to the Determination Date, the Corporation shall, subject to Article FOURTEENTH, sub paragraph 8.8, offer to repurchase for cash all outstanding shares of Class B Common Stock and Underlying Common Stock in either one or three transactions pursuant to the provisions of this Article FOURTEENTH, subparagraph 8 (each a "Repurchase Offer"). The Corporation shall give notice of the first Repurchase Offer within 90 days after the Determination Date and, if the Corporation elects to make three Repurchase Offers, it shall give notice of the second and third Repurchase Offers within 90 days after the first and second anniversaries of the Determination Date, respectively. The date on which the Corporation gives any such notice is referred to as a "Notice Date." Each such notice shall comply with Article FOURTEENTH, subparagraph 8.5.

                        (b) Each Repurchase Offer shall commence on the Notice Date for such Repurchase Offer and shall expire on the date (the "Expiration Date") 90 days after such Notice Date.

                  8.2 SINGLE REPURCHASE OFFER. (a) If the Corporation elects to make a single Repurchase Offer, then it shall offer to purchase for cash at the Repurchase Price for such Repurchase Offer all Class B Common Stock and Under lying Common Stock outstanding on the Determination Date that is properly tendered to the Person specified in the Corporation's notice of such Repurchase Offer, on or prior to the Expiration Date for such Repurchase Offer.

                   (b) Each Holder of Class B Common Stock and
Underlying Common Stock may, but shall not be obligated to, accept such Repurchase Offer by tendering to the Person specified in the Corporation's notice, on or prior to the Expiration Date for such Repurchase Offer, the certificates evidencing the shares of Class B Common Stock and Underlying Common Stock such Holder desires to have repurchased in such Repurchase Offer. A Holder may withdraw all or any portion of the shares of Class B Common Stock and Underlying Common Stock tendered at any time prior to the Expiration Date for the Repurchase Offer.

                  8.3 THREE REPURCHASE OFFERS. (a) If the Corporation elects to make three separate Repurchase Offers, then in each such Repurchase Offer it shall offer to purchase for cash at the Repurchase Price for such Repurchase Offer up to the following number of outstanding shares of Class B Common Stock and Underlying Common Stock that are properly tendered to the Person specified in the Corporation's notice of such Repurchase Offer on or prior to the Expiration Date for such Repurchase Offer:

                                  (i) In each of the first and second Repurchase
Offers, the Corporation shall offer to purchase one-third of the total number of shares of Class B Common Stock and Underlying Common Stock outstanding on the Determination Date.

                                 (ii) In the third Repurchase Offer, the
Corporation shall offer to purchase all of the shares of Class B Common Stock and Underlying Common Stock outstanding on the Notice Date for the third Repurchase Offer.

                        (b) In the first and second Repurchase Offers, the Corporation shall offer to purchase shares of Class B common Stock and Underlying Common Stock from the Holders thereof on the date ten days after the Notice Date for such Repurchase Offer.

                        (c) Each Holder may, but shall not be obligated to, accept each such Repurchase Offer, by properly tendering on or prior to the Expiration Date for such Repurchase Offer, the certificates evidencing the shares of

Class B Common Stock and Underlying Common Stock such Holder desires to have repurchased in such Repurchase Offer. A Holder may withdraw all or any portion of the shares of Class B Common Stock and Underlying Common Stock tendered at any time prior to the Expiration Date for such Repurchase Offer. If the total number of shares of Class B Common Stock and Underlying Common Stock (collectively, the "Tendered Stock") tendered in the first or second Repurchase Offer exceeds one-third of the total number of shares of Class B Common Stock and Underlying Common Stock outstanding on the Determination Date (the "Maximum Number"), then the Corporation shall purchase a number of shares from each Holder who tendered shares in such Repurchase Offer determined by multiplying the number of shares tendered by such Holder by a fraction, the numerator of which is the Maximum Number and the denominator of which is the total number of shares of Tendered Stock tendered in such Repurchase Offer.

                  8.4 REPURCHASE PRICE AND INDEPENDENT FINANCIAL EXPERT. (a) The purchase price (the "Repurchase Price") for each share of Class B Common Stock properly tendered pursuant to a Repurchase Offer shall be equal to the product of (x) the value on the Valuation Date for such Repurchase Offer of one share of Common Stock multiplied by (y) the number of shares of Underlying Common Stock that would be obtained if one share of Class B Common Stock were converted on the Valuation Date. The Repurchase Price for each share of Underlying Common Stock shall be equal to the value on the Valuation Date for such Repurchase Offer of one share of Common Stock.

                        (b)   The value of the Common Stock shall be
determined by an Independent Financial Expert, which shall be selected by the Board of Directors of the Corporation and retained on customary terms and conditions, using one or more valuation methods that the Independent Financial Expert, in its best professional judgment, determines to be most appropriate. The Corporation shall cause the Independent Financial Expert to deliver to the Corporation a value report (the "Value Report") stating the methods of valuation considered or used, containing a statement as to the nature and scope of the examination or investigation upon which the determination of value was made and stating the value of the Common Stock as of the Valuation Date. The Corporation shall furnish a copy of the Value Report to each Holder.

                        (c) The Independent Financial Expert shall not be liable to the Corporation or the Holders for the contents of the Value Report if the Independent Financial Expert has prepared such Value Report in good faith.

                        (d) The Independent Financial Expert shall be compensated by the Corporation for the opinions and services it provides as an Independent Financial Expert.

                        (e) The "Valuation Date" for a Repurchase Offer shall mean a date specified by the Independent Financial Expert in its Value Report, which date shall be within 30 days prior to the Notice Date for such Repurchase Offer.

                  8.5 NOTICE OF REPURCHASE OFFER. Each notice of a Repurchase Offer given by the Corporation pursuant to Article FOURTEENTH, subparagraph 8.1 shall specify (i) whether the Corporation has elected to make one Repurchase Offer or three Repurchase Offers, (ii) the Expiration Date for such Repurchase Offer, (iii) in the case of the first or second Repurchase Offer, the record date for such Repurchase Offer, (iv) the manner in which shares of Class B Common Stock and Underlying Common Stock may be surrendered for repurchase by the Corporation, (v) the Repurchase Price at which the shares of Class B Common Stock and Underlying Common Stock will be repurchased by the Corporation, and
(vi) the name of the Independent Financial Expert whose valuation of the Common Stock was utilized in connection with determining such Repurchase Price.

                  8.6 PAYMENT FOR CLASS B COMMON STOCK AND UNDERLYING COMMON STOCK. All amounts due to a Holder in connection with a Repurchase Offer shall be paid to such Holder as soon as possible, but in any event within five days after the Expiration Date for such Repurchase Offer.

                  8.7 CERTAIN EVENTS FOLLOWING A REPURCHASE OFFER. If an Initial Public Offering, a Disposition or a Non-Surviving Combination shall occur within 90 days after the Expiration Date for a Repurchase Offer, then the Corporation shall, to the extent of funds legally available therefor, be obligated to pay to each Holder whose shares of Class B Common Stock and Underlying Common Stock were purchased in such Repurchase Offer cash in an amount equal to the number of shares of Class B Common Stock and Underlying Common Stock purchased multiplied by the excess, if any, of (i) either the value of the number of shares of Underlying Common Stock issuable upon the conversion of one share of Class B Common Stock or the value of one share of Common Stock, as the case may be, as determined pursuant to the terms of such transaction, over (ii) the Repurchase Price paid by the Corporation for each share of Class B Common Stock or Underlying Common Stock, as the case may be, in such Repurchase Offer.

                  8.8 INABILITY TO MAKE REPURCHASE OFFER. (a) If the Corporation's making or consummating a Repurchase Offer would violate the provisions of any applicable law, rule or regulation or result in a default under any of its indentures, mortgages, loan agreements, or other agreements or instruments or the violation or breach of any covenant therein, then the Corporation need not make such Repurchase Offer or, if such Repurchase Offer has commenced, the Corporation may terminate such Repurchase Offer prior to its purchase of any shares of Class B Common Stock or Underlying Common Stock thereunder; PROVIDED, HOWEVER, that (i) prior to making any Repurchase Offer, and subject to any of its indentures, mortgages, loan agreements or other agreements or instruments or any applicable law or regulation, the Corporation shall be entitled to apply its available cash to pay all amounts due on any outstanding preferred stock of the Corporation and (ii) if, after taking into account the foregoing provisions, including the foregoing clause (i), the Corporation would be permitted to make a Repurchase Offer in part but not in full, then the Corporation shall only be obligated to make such Repurchase Offer to the maximum extent permissible; and PROVIDED, FURTHER, that the Corporation shall not be required to make a Repurchase Offer in part unless the maximum amount it would be permitted to pay in such Repurchase Offer would be at least $500,000. In such event, the Corporation shall promptly notify the Holders of its inability to effect such Repurchase Offer.

                  (b) If all limitations upon the Corporation's ability to repurchase shares of Class B Common Stock and Underlying Common Stock, in whole or in part, in a Repurchase Offer are removed, prior to February 1, 1999 and at that time the Corporation has not completed an Initial Public Offering, then the Corporation's repurchase obligations with respect to such Repurchase Offer pursuant to this Article Fourth, subparagraph B(8) shall be reinstated.

            9. ANTI-DILUTION. (a) Notwithstanding anything to the contrary in this Article FOURTEENTH, subparagraphs 1 through 8, (w) the number of shares of Common Stock issuable upon conversion of a share of Class B Common Stock, (x) the number of votes allocable to each outstanding share of Class B Common Stock,
(y) the dividend payable on each such share and (z) the amount payable in respect of each such share on account of the liquidation, dissolution or winding up of the Corporation (the rights referred to in (w), (x), (y) and (z) being collectively called the "Class B Rights") shall be appropriately adjusted as set forth below. Any adjustment made pursuant to this Article FOURTEENTH, subparagraph 9 shall become effective on the respective dates set forth in subparagraph (b) below.

                        (b) The Class B Rights shall be adjusted from time to time as follows:

                                  (i) STOCK DIVIDENDS; STOCK SPLITS; REVERSE
STOCK SPLITS; RECLASSIFICATIONS. If the Corporation (A) pays a dividend or makes any other distribution with respect to its Common Stock in shares of its capital stock, (B) subdivides its outstanding Common Stock, (C) combines its outstanding Common Stock into a smaller number of shares or (D) issues any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a merger, consolidation or other business combination in which the Corporation is the continuing corporation), then the Class B Rights shall be adjusted so that after the occurrence of any of the foregoing events (w) each Holder of shares of Class B Common Stock will be entitled to receive upon the conversion of each share of Class B Common Stock the number of shares of Common Stock or other shares of the capital stock of the Corporation that such Holder would have owned or that such Holder would have been entitled to receive after the occurrence of any of the events described above, if such share of Class B Common Stock had been converted immediately prior to the occurrence of such event (if a Holder becomes entitled only to shares of Common Stock as a result of the occurrence of any of the events described above, such number of shares of Common Stock to which such Holder becomes entitled by reason of the foregoing adjustment divided by the number of shares of Common Stock it would have received had not such adjustment taken place is herein in this clause (b)(i) called the "Adjustment Ratio"), (x) the number of votes allocable to each outstanding share of Class B Common Stock shall be the number of votes allocable thereto immediately prior to the occurrence of such event multiplied by the Adjustment Ratio, (y) the dividend payable on the Class B Common Stock shall be the dividend payable prior to the occurrence of such event multiplied by the Adjustment Ratio and (z) the amount payable on account of liquidation shall be the amount payable prior to the occurrence of such event multiplied by the Adjustment Ratio; PROVIDED, HOWEVER, that, if shares of capital stock of the Corporation (other than or in addition to Common Stock) are issued in connection with any of the foregoing events, the Class B Rights referred to in the foregoing clauses (x), (y) and (z) shall be appropriately adjusted to preserve the relative parity of the holders of Common Stock and the Holders of Class B Common Stock as determined by the Board of Directors in good faith. An adjustment made pursuant to this clause (b)(i) shall become effective immediately after the opening of business on the next business day following the record date in the case of a dividend or other distribution and following the effective date in the case of a subdivision or combination.

                                 (ii) RIGHTS; OPTIONS; WARRANTS.  If the
Corporation shall issue rights, options, warrants or convertible or exchangeable securities (other than a convertible or exchangeable security subject to clause
(b)(i)) to all holders of its Common Stock, entitling them to subscribe for or purchase Common Stock at a price per share that is lower (at the record date for such issuance) than the Current Market Value per share of Common Stock, then, in each such case, (w) the number of shares of Common Stock thereafter issuable upon the conversion of all shares of Class B Common Stock then outstanding shall be determined by multiplying the number of shares of Common Stock theretofore issuable upon conversion of all shares of Class B Common Stock then outstanding by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants or convertible or exchangeable securities plus the number of additional shares of Common Stock offered for subscription or purchase or to be issued upon conversion or exchange of such convertible or exchangeable securities and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants or convertible or exchangeable securities plus the number of shares which the aggregate consideration to be received by the Corporation in connection with such issuance would purchase at the then Current Market Value per share of Common Stock, such adjustment shall be allocated among all shares of Class B Common Stock then outstanding on a PRO RATA basis (the number of shares of Common Stock to which a Holder becomes entitled by reason of such adjustment divided by the number of shares it would have received had no such adjustment taken place is herein in this clause (b)(ii) called the "Adjustment Ratio"), (x) the number of votes allocable to each outstanding share of Class B Common Stock shall be the number of votes allocable thereto immediately prior to the issuance of such rights, options, warrants or convertible or exchangeable securities multiplied by the Adjustment Ratio, (y) the dividend payable on each outstanding share of Class B Common Stock shall be the dividend payable prior to such issuance multiplied by the Adjustment Ratio and (z) the amount payable on each outstanding share of Class B Common Stock on account of the liquidation, dissolution or winding up of the Corporation shall be the amount payable prior to such issuance multiplied by the Adjustment Ratio.

            For purposes of this clause (b)(ii), the consideration received by the Corporation in connection with the issuance of rights, options, warrants or convertible or exchangeable securities shall be deemed to be the consideration received by the Corporation for such rights, options warrants or convertible or exchangeable securities, plus the consideration or premiums stated in such rights, options, warrants or convertible or exchangeable securities to be paid for the shares of Common Stock covered thereby. Any adjustment pursuant to this clause (b)(ii) shall be made whenever any such rights, options or warrants or convertible or exchangeable securities are issued, but shall also become effective retroactively in respect of conversions made between the record dates for the determination of stockholders entitled to receive such rights, options or warrants or convertible or exchangeable securities and the date such rights, options or warrants or convertible or exchangeable securities are issued.

                                (iii)  ISSUANCE OF COMMON STOCK AT LOWER
VALUES. If the Corporation shall, in a transaction in which clause (b)(ii) above is inapplicable, issue or sell shares of Common Stock, or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock, at a price per share of Common Stock (determined in the case of such rights, options, warrants or convertible or exchangeable securities, by dividing (A) the total amount receivable by the

Corporation in consideration of the sale and issuance of such rights, options, warrants or convertible or exchangeable securities, plus the total consideration, if any, payable to the Corporation upon exercise, conversion or exchange thereof, by (B) the total number of shares of Common Stock covered by such rights, options, warrants or convertible or exchangeable securities) that
(a) in the case of an issuance or sale of Common Stock is less than 90% of the Current Market Value per share of Common Stock in effect immediately prior to such sale or issuance or (b) in the case of any other such sale or issuance is lower than the Current Market Value per share of Common Stock in effect immediately prior to such sale or issuance, then, in each such case, (w) the number of shares of Common Stock thereafter issuable upon the conversion of all shares of Class B Common Stock then outstanding shall be determined by multiplying the number of shares of Common Stock theretofore issuable upon conversion of all shares of Class B Common Stock then outstanding by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such shares of Common Stock or rights, options or warrants or convertible or exchangeable securities plus the number of additional shares of Common Stock offered for subscription or purchase or to be issued upon conversion or exchange of such convertible or exchangeable securities and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such shares of Common Stock or rights, options or warrants or convertible or exchangeable securities plus the number of shares which the aggregate consideration to be received by the Corporation in connection with such issuance would purchase at the then Current Market Value per share of Common Stock, such adjustment being allocated among all shares of Class B Common Stock then outstanding on a PRO RATA basis and the number of shares of Common Stock to which a Holder becomes entitled by reason of such adjustment divided by the number of shares it would have received had no such adjustment taken place is herein in this clause (b)(iii) called the "Adjustment Ratio," (x) the number of votes allocable to each outstanding share of Class B Common Stock shall be the number of votes allocable thereto immediately prior to such sale or issuance multiplied by the Adjustment Ratio, (y) the dividend payable on each outstanding share of Class B Common Stock shall be the dividend payable prior to such sale or issuance multiplied by the Adjustment Ratio and
(z) the amount payable on each outstanding share of Class B Common Stock on account of the liquidation, dissolution or winding up of the Corporation shall be the amount payable prior to such sale or issuance multiplied by the Adjustment Ratio. Such adjustment shall be made successively whenever any such sale or issuance is made.

            For purposes of this clause (b)(iii), the consideration received by the Corporation in connection with the issuance of rights, options, warrants or convertible or exchangeable securities shall be deemed to be the consideration received by the Corporation for such rights, options, warrants or convertible or exchangeable securities, plus the consideration or premiums stated in such rights, options, warrants or convertible or exchangeable securities to be paid for the shares of Common Stock covered thereby.

            In case the Corporation shall issue and sell shares of Common Stock or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then, in determining the "price per share of Common Stock" and the "consideration" receivable by or payable to the Corporation for purposes of the first sentence of this clause (b)(iii), the Board of Directors of the Corporation shall determine, in good faith, the fair value of such property. In case the Corporation shall issue and sell rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock, together with one or more other securities as part of a unit at a price per unit, then, in determining the "price per share of Common Stock" and the "consideration" receivable by or payable to the Corporation for purposes of the first sentence of this clause (b)(iii), the Board of Directors of the Corporation shall determine, in good faith, the fair value of the rights, options, warrants or convertible or exchangeable securities then being sold as part of such unit.

            The provisions of this clause (b)(iii) shall not apply to shares issued pursuant to an employee stock option plan or similar plan providing for options or other similar rights to purchase shares of Common Stock (or issuances pursuant to incentive bonus plans) covering not in excess of 15% of the fully diluted shares of Common Stock outstanding on the date hereof (assuming the issuance of all such options or other similar rights on the date hereof).

                        (c) For the purposes of any computation under this Article FOURTEENTH, subparagraph 5(g) or this Article FOURTEENTH, subparagraph 9, the Current Market Value per share of Common Stock or of any other equity security (herein collectively referred to as a "security") at the date herein specified shall be:

                                 (i) if the security is not registered under the
Exchange Act, the value of the security (A) determined in good faith in the most recently completed arm's-length transaction between the Corporation and an unaffiliated third party in which such determination is necessary and the closing of which has occurred within the six months preceding such date, (B) if no such transaction has occurred within such six-month period, determined as of a date within the six months preceding such date by an Independent Financial Expert in accordance with the criteria for such valuation set out in this Article FOURTEENTH, subpara graph 9, but giving effect to any discount attributable to any lack of liquidity of the Common Stock (in the event of more than one such determination, the determination for the later date shall be used) or (C) if no such determination shall have been made within such six-month period, determined as of such date by an Independent Financial Expert in accordance with the criteria for such valuation set out in this Article FOURTEENTH, subparagraph 8, but giving effect to any discount attributable to any lack of liquidity of the Common Stock; PROVIDED, HOWEVER, that in determining the value of the Common Stock under this Article FOURTEENTH, subparagraph 5(g), if the foregoing subparagraphs (A) and (B) shall not be applicable, then the Current




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                                                                              42

Market Value per share of Common Stock shall be determined in good faith by the Board of Directors of the Corporation, or

                                 (ii)  if the security is registered under the
Exchange Act, deemed to be the average of the daily market prices of the security for the 10 consecutive trading days immediately preceding the day as of which "Current Market Value" is being determined or, if the security has been registered under the Exchange Act for less than 10 consecutive trading days before such date, then the average of the daily market prices for all of the trading days before such date for which daily market prices are available. The market price for each such trading day shall be: (A) in the case of a security listed or admitted to trading on any securities exchange, the closing price, regular way, on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, (B) in the case of a security not then listed or admitted to trading on any securities exchange, the last reported sale price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reputable quotation source designated by the Corporation, (C) in the case of a security not then listed or admitted to trading on any securities exchange and as to which no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in the Borough of Manhattan, City and State of New York, customarily published on each business day, designated by the Corporation, or if there shall be no bid and asked prices on such day, then the average of the high bid




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                                                                              43

and low asked prices, as so reported, on the most recent day (no more than 10 days prior to the date in question) for which prices have been so reported, and
(D) if there are no bid and asked prices reported during the 10 days prior to the date in question, then the Current Market Value of the security shall be determined as if the security were not registered under the Exchange Act.

                        (d) Except as provided in the foregoing clause (b)(iii) with reference to adjustments required by such clause (b)(iii), no adjustment of the Class B Rights shall be required unless such adjustment (plus any adjustments not previously made by reason of this clause (d)) would require an increase or decrease of at least 1% in (w) the number of shares of Common Stock issuable upon conversion of a share of Class B Common Stock, (x) the number of votes allocable to each outstanding share of Class B Common Stock, (y) the dividend payable on each outstanding share of Class B Common Stock or (z) the amount payable on each outstanding share of Class B Common Stock on account of the liquidation, dissolution or winding up of the Corporation, as the case may be; PROVIDED, HOWEVER, that any adjustments which by reason of this clause (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Article FOURTEENTH, subparagraph 9 shall be made to the nearest 1/1,000 of a share.

                        (e) Whenever the Class B Rights are adjusted as herein provided:




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                                                                              44

                                  (i) the Corporation shall compute the adjusted
      Class B Rights and shall cause to be prepared a certificate signed by the principal financial officer of the Corporation setting forth the adjusted Class B Rights and a brief statement of the facts requiring such adjustment and the computation thereof; such certificate shall forthwith be filed with each Transfer Agent for the Class B Common Stock; and

                                 (ii)  a notice stating that the Class B Rights
      have been adjusted and setting forth the adjusted Class B Rights shall, as soon as practicable, be mailed to the Holders of record of outstanding shares of Class B Common Stock.

                        (f) The certificate of any independent firm of public accountants of recognized standing selected by the Board of Directors shall be presumptive evidence of the correctness of any computation made under this Article FOURTEENTH, subparagraph 8.

            IN WITNESS WHEREOF, this certificate has been signed on July 21, 1997.


                              /s/ Philip Kaplan
                              ---------------------------
                              Philip Kaplan
                              President

Attest:

/s/ Robert Glass
---------------------------
Robert Glass
Assistant Secretary